                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-58354 of Fisher Scientific International Inc. on Form S-3 of our report dated February 2, 2001 (February 14, 2001 as to
Note 22), included in the Annual Report on Form 10-K of Fisher Scientific International Inc. for the year ended December 31, 2000, and to the use of our report dated February 2, 2001 (February 14, 2001 as to Note 22), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP



New York, New York
April 17, 2001